UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TOUCHMARK BANCSHARES, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOUCHMARK BANCSHARES, INC.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 20, 2009

Dear Shareholder:

We cordially invite you to attend the 2009 Annual Meeting of Shareholders of Touchmark Bancshares, Inc., the holding company for Touchmark National Bank. At the meeting, we will report on our performance and activities in 2008 and the first quarter of 2009, and answer your questions. We look forward to discussing both our accomplishments and our plans for the rest of 2009 and beyond. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting at 2:00 p.m. on May 20, 2009, at The 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia, for the following purposes:

1.	To elect six Class I directors to hold office until the 2012 Annual Meeting of Shareholders and until their successors are reelected and qualified;

2.	To ratify the appointment of Mauldin & Jenkins, LLC as our independent registered public accounting firm for fiscal year 2009; and

3.	To transact any other business that may properly come before the annual meeting and any adjournment or postponement of the meeting.

Shareholders owning our common stock at the close of business on March 31, 2009 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at our offices prior to the meeting. If your shares are held in “street name” (through a broker, bank or other nominee), you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares via the toll-free number or over the Internet, as provided in the Notice of Internet Availability of Proxy Materials. If you received a copy of the proxy by mail, you may sign, date and return the proxy in the envelope provided.

By Order of the Board of Directors,

William R. Short

President and Chief Executive Officer

Norcross, Georgia

April 10, 2009

TOUCHMARK BANCSHARES, INC.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

Proxy Statement for Annual Meeting of Shareholders

To Be Held on May 20, 2009

Unless the context indicates otherwise, all references in this proxy statement to “we,” “us” and “our” refer to Touchmark Bancshares, Inc. and its subsidiaries, and all references to the “bank” refer to Touchmark National Bank.

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use in voting at our 2009 annual meeting of shareholders to be held at 2:00 p.m. on Wednesday, May 20, 2009, at The 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of annual meeting of shareholders.

Notice of Internet Availability

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders on the Internet. If you have received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of all of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. In ten or more days, you will receive a second Notice of Internet Availability of Proxy Materials accompanied by a form of proxy in the mail. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of all of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 10, 2009. The proxy statement and accompanying proxy are first being made available to shareholders on or about April 10, 2009. The address of our principal executive offices is 3740 Davinci Court, Suite 150, Norcross, Georgia 30092.

Voting Information

When proxy cards are properly executed, dated and returned, the shares they represent will be voted at the annual meeting in accordance with the instructions of the shareholders. If no specific instructions are given, the shares will be voted FOR the election of the nominees for Class I directors and FOR the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for 2009. In addition, if other matters come before the annual meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the annual meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the annual meeting by delivering to our Secretary an instrument revoking it or a duly executed proxy for the same shares bearing a later date.

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence at the annual meeting of the holders of a majority of our outstanding shares of common stock as of the record date is necessary to constitute a quorum. Shareholders will be counted as present at the annual meeting if they are present in person at the annual meeting or if they have properly submitted a proxy card. The affirmative vote of a plurality of all votes cast at the annual meeting by the holders of common stock is required for the election of directors. The ratification of our independent registered public accounting firm and any other business that may properly come before the annual meeting will be approved if a quorum exists and the number of votes cast in favor of such action exceeds the number of votes cast against such action. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

Record Date and Share Ownership

The record of shareholders entitled to vote at the annual meeting was taken on March 31, 2009. On that date, we had outstanding and entitled to vote 3,470,391 shares of common stock, with each share entitled to one vote.

Expenses of Solicitation

The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by us. In addition to solicitations by mail, our officers and regular employees, at no additional compensation, may assist in soliciting proxies by telephone.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2009 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, each of our directors, each of our director nominees, each of our named executive officers, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding
J. Egerton Burroughs	42,501	(2)	1.22%
J. William Butler	86,001	(3)	2.46%
Daniel B. Cowart	79,201	(4)	2.27%
Barry A. Culbertson	57,001	(5)	1.63%
Howard R. Greenfield	42,501	(6)	1.22%
Yuling R. Hayter	103,001	(7)	2.95%
John L. Johnson	65,201	(8)	1.86%
Daniel J. Kaufman	40,101	(9)	1.15%
C. Hiluard Kitchens, Jr.	40,101	(10)	1.15%
Robert D. Koncerak	24,501	(11)	*
James LeBow	10,751	(12)	*
Sudhirkumar C. Patel	42,001	(13)	1.20%
Thomas E. Persons, Sr.	54,434	(14)	1.56%
Mukund C. Raja	100,000	(15)	2.88%
Hasmukh P. Rama	82,001	(16)	2.35%
J.J. Shah	345,101	(17)	9.87%
Meena J. Shah	229,601	(18)	6.57%
William R. Short	88,579	(19)	2.53%
Bobby G. Williams	74,434	(20)	2.13%
Vivian A. Wong	86,834	(21)	2.49%
All directors and executive officers as a group (20 persons)

*	Less than 1% of outstanding shares.

(1)	“Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power, or both, and also includes options that are exercisable within 60 days of April 1, 2009. Unless otherwise indicated, all of the listed persons have sole voting and investment power over the shares listed opposite their names. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. The ownership percentages are based upon 3,470,391 shares of common stock outstanding. Pursuant to the rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, certain shares of our common stock that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such owner, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes 22,500 shares of common stock pledged as collateral.

(3)	Includes organizer warrants to acquire 23,000 shares of common stock.

(4)	Includes organizer warrants to acquire 20,000 shares of common stock.

(5)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes 25,000 shares of common stock pledged as collateral.

(6)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes 7,100 shares of common stock pledged as collateral.

(7)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes 30,000 shares of common stock pledged as collateral.

(8)	Includes organizer warrants to acquire 30,000 shares of common stock. Includes 30,000 shares of common stock pledged as collateral.

(9)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes 20,000 shares of common stock pledged as collateral.

(10)	Includes organizer warrants to acquire 20,000 shares of common stock.

(11)	Includes organizer warrants to acquire 1,000 shares of common stock. Includes options to purchase 7,500 shares of common stock.

(12)	Includes organizer warrants to acquire 1,000 shares of common stock. Includes options to purchase 3,750 shares of common stock.

(13)	Includes organizer warrants to acquire 20,000 shares of common stock.

(14)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes director warrants to acquire 3,333 shares of common stock.

(15)	Includes options to purchase 10,000 shares of common stock.

(16)	Includes organizer warrants to acquire 20,000 shares of common stock.

(17)	Includes organizer warrants to acquire 25,000 shares of common stock. Includes 200,000 shares of common stock pledged as collateral.

(18)	Includes organizer warrants to acquire 25,000 shares of common stock. Includes 200,000 shares of common stock pledged as collateral.

(19)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes options to purchase 11,568 shares of common stock.

(20)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes director warrants to acquire 3,333 shares of common stock. Includes 50,000 shares of common stock pledged as collateral.

(21)	Includes organizer warrants to acquire 20,000 shares of common stock. Includes director warrants to acquire 3,333 shares of common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors consists of 18 directors, divided into three classes, with the members of each class serving for staggered three-year terms. The terms of the Class I directors will expire at the annual meeting, and each of these directors has been nominated for reelection for a term expiring at our 2012 annual meeting of shareholders. Our board of directors recommends that you vote “for” the election of these nominees.

Each of the nominees has consented to being named in this proxy statement and to serve as one of our directors if elected. In the event that any director nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by our board of directors, but in no event will the proxy be voted for more than six nominees. The affirmative vote of a plurality of all votes cast at the meeting is required for the election of the six director nominees standing for election. We have no reason to believe that any director nominee will not serve if elected.

The following persons have been nominated for election to our board of directors as Class I directors to succeed themselves for a term of three years, expiring at the 2012 annual meeting of shareholders, and until their successors are elected and qualified:

Thomas E. Persons, Sr., 63, Class I director and chairman of the board, has served as one of our directors since April 2007. He retired in 1996 as senior executive and general manager of the South Atlantic Area for AT&T, the telecommunications company. While at AT&T, Mr. Persons was one of only two executives to serve for five years in AT&T’s Leaders Council, and was honored as AT&T General Manager of the Year for six years during his tenure. He is the cofounder and chief executive officer of the South Carolina Technology Alliance. From 1991 to 1994, he was the business advisory chairman and member of the board of directors of Milton National Bank. He is a Leadership Georgia graduate, a life member of the Atlanta Chamber of Commerce, where he served on the board of directors, as well as president of SME-A and was recognized as one of the five outstanding young leaders in Atlanta. Mr. Persons currently resides in Columbia, South Carolina, and is active in various charitable organizations and serves on numerous business boards and served as the chairman of the Greater Columbia, South Carolina, Chamber of Commerce and is Chairman Emeritus of the Capital City Club. He served as a Trustee of Columbia College for twelve years. He completed Emory University Graduate School’s Executive Management Program and the MIT Cambridge Institute’s AT&T Executive Program, and is also an Aspen Institute Fellow.

J. Egerton Burroughs, 62, Class I director, has served as one of our directors since April 2007. He has been a real estate developer in Conway, South Carolina and Myrtle Beach, South Carolina for over 35 years. Mr. Burroughs is chairman of the board of Burroughs & Chapin Company, a real estate development company, and president of Burroughs Brothers Properties, a real estate development company. In addition, he is a director and organizer of Crescent Bank, Myrtle Beach, South Carolina, a director and organizer of Coastal Carolina Bancshares, Inc. and a past director of The Anchor Bank, Myrtle Beach, South Carolina. Mr. Burroughs is a graduate of the University of the South, Sewanee, Tennessee.

Howard Greenfield, 44, Class I director, has served as one of our directors since April 2007. He has been a real estate developer and investor in Georgia, Florida and North Carolina since 2006. Mr. Greenfield has also served as a Strategic Business Development Officer of Signature FD, a wealth management company, and Frazier & Deeter, LLC, a certified public accounting firm, since 2008. Previously, Mr. Greenfield served as regional vice president of Mercury Interactive, a software company in Atlanta, from 1996 to 2005. From 2005 until July 2006, he served as vice president of sales for Witness Systems, a software company based in Roswell, Georgia, until he left to focus full-time on his real estate investments. Mr. Greenfield received his B.A. in finance from Florida Atlantic University.

Mukund C. Raja, 60, Class I director, has served as one of our directors since August 2008. He has been an ear, nose and throat surgeon in Gwinnett County, Georgia since 1985. He received his M.S. from B.J. Medical College in India in 1977 and received his Georgia State medical license in 1984.

Hasmukh P. Rama, 60, Class I director, has served as one of our directors since April 2007. Since 1978, he has served as the chairman of the board and chief executive officer of JHM Hotels, Inc., in Greenville, South Carolina, which owns and operates 37 hotels with over 6,000 rooms in six states. Mr. Rama has been in the lodging industry for over 36 years and has received several awards for his leadership in the industry. He is the former chairman of the American Hotel & Lodging Association and the founding chairman of the Asian American Hotel Owners Association. He obtained his M.B.A. from Xavier University and was awarded a Doctor of Business Administration in hospitality management, honoris causa, from Johnson & Wales University. Mr. Rama serves as an advisor to a number of hospitality schools including the mentorship program at Cornell University. In addition, he is a director and organizer of Independence National Bank and Independence Bancshares, Inc. in Greenville, South Carolina.

William R. Short, 56, Class I director, has been our president and chief executive officer and the chief executive officer and president of the bank, and served as one of our directors since April 2007. He has more than 30 years of banking experience in Metropolitan Atlanta having held various management positions with Wachovia Bank, N.A. between 1976 and 2006. He was most recently senior vice president/group executive and managing director of several highly successful Atlanta Wealth Management Teams from 2001 until he joined our bank in December 2006. Mr. Short is actively involved in the community, serving as a board member and chairman of the Investment Committee of the Community Foundation for Northeast Georgia, a board member of the Gwinnett Chamber of Commerce and the Gwinnett Children’s Shelter, and is a member of the Peachtree Corners Rotary Club. He is a past officer and director of numerous civic organizations including the Gwinnett Convention & Visitor’s Bureau, the Gwinnett Council for Quality Growth, the Cobb Community Foundation, the Gwinnett Council for the Arts and the Atlanta Athletic Club. Mr. Short graduated with a bachelor’s degree in industrial management from Clemson University, obtained his M.B.A. degree from Duke University and has completed management development programs at the Tuck School of Business at Dartmouth and the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.

Each of the following persons is a member of our board of directors who is not standing for election to our board of directors this year and whose term will continue after the 2009 annual meeting of shareholders.

Class II Directors serving a term expiring at the 2010 annual meeting of shareholders:

Vivian Wong, 68, Class II director and vice chairman, has served as one of our directors since April 2007. She has been a real estate investor and developer for over thirty-two years and has developments throughout the Southeast. In 2001, Ms. Wong formed Pacific Gateway Capital, LLC, a company specializing in new United States/China trade including development of United States retail franchises in China and attracting Chinese investment to South Carolina. She is a co-founder and organizing director of Independence National Bank and Independence Bancshares, Inc. in Greenville,

South Carolina. Ms. Wong currently resides in Greenville, South Carolina and is active in various charitable organizations and sits on several community boards and committees. In addition, she is a member of the board of directors of Independence National Bank and Independence Bancshares, Inc.

J. William Butler, 59, Class II director, has served as one of our directors since April 2007. He is an Atlanta native and a graduate of Georgia State University. Mr. Butler is a licensed real estate broker and has been owner and president of JWB Realty Services, LLC, a commercial brokerage, property management and leasing company since 1999. He also serves as managing member for several limited liability companies. He currently serves on the board of directors of the Atlanta Athletic Club, Georgia Association of CCIMs and is a trustee emeritus of the Atlanta Board of Realtors Education Foundation.

Barry A. Culbertson, 45, Class II director, has served as one of our directors since April 2007. He has been president and co-owner of Power Products Unlimited, Inc., a distributor of wireless device accessories since 1995. He has also been an active real estate and community bank investor for over a decade. Mr. Culbertson is a graduate of Florida Atlantic University and has resided in the Atlanta area for over 20 years. He previously volunteered in the Metro Atlanta Big Brothers/Big Sisters program and currently promotes teen driving safety in Georgia through the Joshua Brown Foundation.

John L. Johnson, 63, Class II director, has served as one of our directors since April 2007. He is the founder and has been president of Interstate Auction Company, which also operates under the name Interstate Brokers, a financial services consulting firm and national real estate auction company, since 1990. Mr. Johnson has helped organize over 30 de novo banks. He is also the founder and has been president of Sperry Van Ness/Interstate Brokers, a commercial real estate brokerage company in Atlanta, since 2001. Mr. Johnson has lived in Atlanta for over 30 years and is actively involved in various charitable organizations in the community. In addition, he has served on the boards of directors of the Atlanta Chamber of Commerce, the Gwinnett Chamber of Commerce, Leadership Atlanta Board of Trustees, Leadership Gwinnett Board of Trustees and the University Yacht Club Board of Governors. Mr. Johnson graduated from the University of Tennessee, and received M.S. degrees in industrial management and accounting, respectively, from the University of North Dakota, while serving as an officer with the United States Air Force.

C. Hiluard Kitchens, Jr., 56, Class III director, has served as one of our directors since April 2007. He founded Hiluard Kitchens Homes, Inc., to develop and construct custom homes in the northeast Metropolitan Atlanta area, in 1991. His firm is a preferred builder for the Sugarloaf Country Club and The River Club in Gwinnett County. In addition, Mr. Kitchens is a founding member of Air & Energy Products, LLC, a manufacturer and distributor of indoor air quality products headquartered in Acworth, Georgia.

Jayendrakuma J. (“J.J.”) Shah, 58, Class II director, has served as one of our directors since April 2007. He has been an orthopedic surgeon and president and owner of Gwinnett Clinic, Ltd., in Lawrenceville, Georgia, a multi-practice group with over 30 licensed physicians in 19 locations, since 1984. He received his M.S. from the Baroda Medical College in India in 1978 and received his Georgia state medical license in 1983. Dr. Shah is licensed by the American Board of Orthopedic Surgery and is a fellow in the American Academy of Orthopedic Surgeons.

Class III Directors serving a term expiring at the 2011 annual meeting of shareholders:

Bobby G. Williams, 53, Class III director and vice chairman, has served as one of our directors since April 2007. He has been the president and chief executive officer of E.Z. Pay, Inc., a credit card processing company headquartered in Duluth, since 1997. He is also the chief executive officer of

Innerspace Ads, Inc., an indoor advertising company. From 1987 to 1993, Mr. Williams was the Mayor of Duluth, Georgia, having served three complete two-year terms. He is a member of the advisory board of the National Processing Corporation and a former member of the advisory boards for Retriever Payment Systems and First National Bank of Omaha’s Merchant Processing Division. Mr. Williams resides in Suwanee, Georgia.

Daniel B. Cowart, 50, Class III director, has served as one of our directors since April 2007. He has owned and operated Dan Cowart, Inc., a commercial and residential real estate development company located in Norcross, Georgia, since 1991. He is a native of Atlanta and a graduate of the University of Georgia with a B.A. in real estate. During his 25 years in real estate, Mr. Cowart has developed over 1,700 residential lots in North Fulton, South Forsyth and Gwinnett Counties. In addition, Mr. Cowart served for seven years on the board of directors for The Peachtree Bank, Duluth, Georgia. He is involved in various community groups and currently serves on the board of trustees of Wesleyan School.

Yuling R. Hayter, 47, Class III director, has served as one of our directors since April 2007. She is a native of Taipei, Taiwan. She received her M.B.A. from the University of West Georgia in 1997. Ms. Hayter has been the co-owner of E.Z. Pay, Inc., a credit card processing company headquartered in Duluth, since 1997.

Daniel J. Kaufman, 62, Class III director, has served as one of our directors since April 2007. He retired from the United States Army, holding the rank of Brigadier General, in 2005. In September 2005, Dr. Kaufman became the charter president of Georgia Gwinnett College, the first new state college in Georgia since 1870. Previously, he served as dean of the academic board and chief academic officer at the United States Military Academy, West Point, New York. Dr. Kaufman graduated from the United States Military Academy and obtained a M.P.A. degree from Harvard University and a PhD from the Massachusetts Institute of Technology.

Sudhirkumar C. Patel, 50, Class III director, has served as one of our directors since April 2007. He has been a practicing physician and partner of Carolina Internal Medicine in Greenville, South Carolina since 1990. Born in India, Dr. Patel graduated from the Baroda Medical College in India and completed his residency at Coney Island Hospital in Brooklyn, New York. In addition, Dr. Patel was an organizer and is a board member of Independence National Bank in Greenville, South Carolina. He currently resides in the Greenville, South Carolina area, and is actively involved with the Indian community in South Carolina. Dr. Patel is also a member of the Rotary Club of Greenville, the American College of Physicians, and the American Association of Indian Physicians. In addition, he is a member of the board of directors of Independence National Bank and Independence Bancshares, Inc.

Meena J. Shah, 57, Class III director, has served as one of our directors since April 2007. She is an owner of Gwinnett Clinic, Ltd., in Lawrenceville, Georgia, where she has practiced family medicine and has been medical director for over 22 years. She obtained her M.D. in 1978 from the Baroda Medical College in India and completed her residency at the Medical College of Georgia in Augusta, Georgia.

Family Relationships. J.J. Shah and Meena J. Shah are husband and wife. Mukund C. Raja is the brother-in-law of J.J. Shah and Meena Shah. Bobby G. Williams and Yuling Hayter are husband and wife. There are no other family relationships among any of our executive officers or directors.

PROPOSAL NO. 2

RATIFICATION OF MAULDIN & JENKINS, LLC AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009

Our board of directors recommends the ratification of the appointment of Mauldin & Jenkins, LLC as the independent registered public accounting firm for fiscal year 2009, and to audit and report to the shareholders upon our financial statements as of and for the period ending December 31, 2009. Mauldin & Jenkins, LLC currently serves as our independent auditors and was engaged by us, pursuant to approval by our board of directors, as our principal accountants starting with the 2007 fiscal year.

Ratification requires that the number of votes cast in favor of ratification exceeds the number of votes cast against. Abstentions and broker non-votes will have no effect upon the vote on this matter. Shareholder ratification of this appointment is not required. Management has submitted this matter to the shareholders because it believes the shareholders’ views on the matter should be considered, and if the proposal is not approved, management may reconsider the appointment.

The board of directors recommends a vote “for” the ratification of the appointment of Mauldin & Jenkins, LLC as our independent auditors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Meetings of the Board of Directors

Our board of directors held 6 meetings during the fiscal year ended December 31, 2008. Each director attended at least 75% of the aggregate number of meetings held by our board of directors and the committees on which he or she served, except as follows: J. Egerton Burroughs, Sudhirkumar C. Patel, Hasmukh P. Rama and Vivian A. Wong. We do not have a policy regarding attendance of directors at annual meetings; however, 17 members of our board of directors attended our 2008 annual meeting of shareholders.

Board Independence

Our board of directors has determined that all of our directors, other than William R. Short, qualify as independent directors under the rules applicable to companies listed on The NASDAQ Stock Market, referred to in this proxy statement as NASDAQ.

Shareholder Communications with the Board of Directors

Our board of directors has implemented a process for shareholders to send communications to our board of directors, and to specific individual directors. Any shareholder desiring to communicate with our board of directors, or with specific individual directors, may do so by writing to our Secretary at 3740 Davinci Court, Suite 150, Norcross, Georgia 30092. Our Secretary will promptly forward all such sealed communications to our board of directors or such individual directors, as applicable.

Committees of the Board of Directors

Our board of directors has three standing committees – the audit committee, the compensation committee and the executive committee. Each of our committees operates pursuant to a written charter which, as in effect from time to time, may be found on our website at www.touchmarknb.com. Each of the committees, other than the executive committee, is composed solely of independent directors, consistent with the independence standards defined by the SEC and NASDAQ. Each committee has the right to retain its own legal and other advisors.

Audit Committee

Our audit committee presently consists of Daniel J. Kaufman, as Chairman, Yuling R. Hayter, John L. Johnson, Sudhirkumar C. Patel, Thomas E. Persons, Sr. and Meena J. Shah. Our audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. Our audit committee recommends to our board of directors the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. Our audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. Our audit committee reports its findings to our board of directors. Our audit committee held four meetings during 2008. Our board of directors has determined that John L. Johnson qualifies as “audit committee financial expert,” as defined in the applicable rules of the SEC. See our audit committee charter available on our website at www.touchmarknb.com for further information with respect to our audit committee.

Compensation Committee

Our compensation committee presently consists of Bobby G. Williams, as Chairman, Vivian Wong, Yuling R. Hayter, Hasmukh P. Rama and Thomas E. Persons, Sr. Our compensation committee reviews and approves, on an annual basis, the corporate goals and objectives relevant to the compensation of the chief executive officer, evaluates the chief executive officer in light of such goals and objectives, and either, as a committee or together with other independent directors, determines and approves the chief executive officer’s compensation. Our compensation committee also reviews and approves, on an annual basis, the evaluation process and compensation structure for our other officers, and evaluates the performance of our senior executive officers and approves their annual compensation. In fulfilling its responsibilities, our compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee. Our compensation committee held two meetings during 2008. See our compensation committee charter available on our website at www.touchmarknb.com for further information with respect to our compensation committee.

Executive Committee

Our executive committee presently consists of William R. Short, Thomas E. Persons, Sr., Vivian Wong, Bobby G. Williams, Daniel J. Kaufman and Jayendrakuma J. (“J.J.”) Shah. The purpose of our executive committee is exercise, during the intervals between the meetings of our board of directors, any and all powers of the board of directors regarding the management and direction of our business in which specific direction has not been given by the board of directors. Our executive committee assists the board of directors and its chairman in organizing and processing the agenda, including reviewing financial and other data, and serving as the initial venue for discussing policy and oversight proposals. Our executive committee does not have any powers specifically reserved to the full board of directors by our bylaws, articles of incorporation, applicable law or by direction of our board of directors. Our executive committee held three meetings during 2008. See our executive committee charter available on our website at www.touchmarknb.com for further information with respect to our executive committee.

Nomination of Directors

We currently do not have a standing nominating committee. Our entire board of directors performs the functions of the nominating committee. Our board of directors does not believe that it needs a separate nominating committee because the full board of directors is comprised predominately of independent directors and has the time and resources to perform the function of selecting board nominees. Our president and chief executive officer abstains from discussions and voting for nominees. When our board of directors performs its nominating function, it acts in accordance with our articles of incorporation and bylaws but does not have a separate charter related to the nomination process.

Our board of directors evaluates and considers desired board of director member skills and attributes in identifying director candidates, including applicable legal and regulatory definitions of independence, as well as considerations including diversity, personal integrity and judgment, age, skills, experience, prominence in their profession, concern for the interest of the shareholders, the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to us, and our current state, all in the context of the needs of our board of directors at that point in time. Our board of directors does not currently have a policy with regard to the consideration of any director candidates recommended by shareholders. Our board of directors has determined that such a policy is not yet necessary and will evaluate the appropriateness of developing such a policy in the future.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. This code of ethics is available www.touchmarknb.com. If we make substantial amendments to the code of ethics or grant any waiver, including an implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K within four business days of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. During the fiscal year ended December 31, 2008, our executive officers, directors and greater than 10% shareholders were not required to comply with Section 16(a) filing requirements.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position Held
William R. Short	56	Chief Executive Officer
Robert D. Koncerak	48	Chief Financial Officer
James E. LeBow	51	Chief Credit Officer

Executive officers are appointed by our board of directors and hold office at the pleasure of our board of directors. Executive officers devote their full time to our affairs. See “Election of Directors” for information with respect to William R. Short.

Robert D. Koncerak has been our chief financial officer and the chief financial officer of the bank since April 2007. He has over 20 years of experience in the financial services industry. He was previously employed by Wachovia Bank, N.A., as SVP and regional CFO of the Wealth Management Division from February 2002 until February 2007, when he left to assist in the formation of the bank. While with Wachovia, N.A., Mr. Koncerak was responsible for the financial management of 19 Wealth Management Teams located throughout the south and western United States. From January 2000 until February 2002, he served as capital markets controller for Wachovia Bank, N.A. Mr. Koncerak graduated from Penn State University and received his M.B.A. from Duquesne University. He is actively involved in the community and serves on the boards of the Georgia Free Clinic Network and the advisory board of the Coverdell Leadership Institute.

James E. LeBow has been the chief credit officer of the bank since July 2007. He has over 25 years of experience in banking. He most recently served as a division president for Georgia Trust Bank in Cobb County, Georgia, from 2005 to 2006. Following a brief sabbatical from the business of banking, he joined our bank in July 2007. From 1980 to 2004, Mr. LeBow held various positions with SunTrust Bank, Atlanta, Georgia, including serving as the director of Risk Management for the Financial Institutions Division from 2002 to 2004. He has been actively involved in development efforts at the Westminster Schools and with Children’s Healthcare of Atlanta. He is also a past board member of the Lando Land Company. Mr. LeBow received his bachelors degree in business administration from the University of North Carolina at Chapel Hill, and received his MBA degree from Georgia State University.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Years 2007 and 2008

The following table provides certain information concerning compensation earned for services rendered in all capacities by our principal executive officer and principal financial officer during the fiscal years ended December 31, 2007 and 2008.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option/ Warrant Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)[1]		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)		(j)
William R. Short Chief Executive Officer	2008 2007	$ $	199,103 180,000	$ $	70,000 40,000	- -	$108,049 -	- -	- -	$ $	44,576 38,227	$ $	421,728 258,227
Robert D. Koncerak Chief Financial Officer	2008 2007	$ $	163,981 131,250	$ $	70,000 45,000	- -	$23,970 -	- -	- -	$ $	16,904 11,919	$ $	274,855 188,169
James E. LeBow[2] Chief Credit Officer	2008		$122,654		$15,000	-	$11,985	-	-		$8,719		$158,358

(1) Includes 401k match, automobile allowance, insurance premium payments and club dues for Mr. Short, and 401k match, insurance premium payments and automobile allowance for Messrs. Koncerak and LeBow

(2)	Mr. LeBow did not earn total compensation in excess of $100,000 for the fiscal year ended December 31, 2007.

(3) Refer to “Notes to Consolidated Financial Statements – Stock Based Compensation” included in our Annual Report on Form 10-K filed on March 31, 2009 for the relevant assumptions used to determine the valuation of our option and warrant awards.

Employment Agreements

In December 2006, we entered into an employment agreement with William R. Short pursuant to which Mr. Short agreed to serve as our president and chief executive officer and the president and chief executive officer of the bank for a term of three years. Mr. Short’s employment with us and the bank will be automatically extended for additional terms of one year; provided, that our board of directors determines that he has met our performance requirements and standards. During his term, Mr. Short is entitled to the following:

•	base salary of $200,000 per year, which may be increased from time to time by our board of directors;

•

a cash bonus of up to 40%, 50% and 60%, respectively, of his annual salary following the first three anniversaries of the opening date of the bank (if the bank achieves certain performance levels to be determined from time to time by our board of directors);

•

options to purchase a number of shares of common stock equal to 1% of the number of shares actually sold in our initial public offering for $10.00 per share (options to purchase 34,704 shares). The option award agreement provides that one-third of the options will vest on each of the first three anniversaries of the opening date of the bank;

•	participate in our retirement, welfare and other benefit programs;

•	a reasonable car allowance not to exceed $800 per month;

•	payment of the premium on a life insurance policy payable to Mr. Short’s spouse and heirs, at an aggregate cost of approximately $4,400 per year;

•	payment of the premium on a disability policy, at an aggregate cost of approximately $4,800 per year;

•	reimbursement for club dues; and

•	reimbursement for travel and business expenses.

Pursuant to the terms of his employment agreement, Mr. Short is prohibited from disclosing our trade secrets or confidential information. During the term of his employment and for a period of 12 months thereafter, Mr. Short may not, subject to limited exceptions (a) compete with us by forming, serving as a organizer, director or officer of, or acquiring or maintaining an ownership interest in, a banking or financial services business located anywhere within 75 miles of our principal executive offices, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

If we terminate Mr. Short’s employment without cause or if Mr. Short terminates his employment for good reason, as defined in the employment agreement, we will continue to pay his then base salary for the remaining term of the agreement. In addition, following a change of control, Mr. Short will be entitled to severance equal to 12 months of his then base salary plus any bonus received by Mr. Short during the 12 months preceding the change of control.

In February 2007, we entered into an employment agreement with Robert Koncerak pursuant to which Mr. Koncerak agreed to serve as our chief financial officer and the chief financial officer of the bank for a term of two years. Mr. Koncerak’s employment with us will be automatically extended for additional terms of one year; provided, that our board of directors determines that he has met our performance requirements and standards. During his term, Mr. Koncerak is entitled to the following:

•	base salary of $165,000 per year, which may be increased from time to time by our board of directors;

•	a cash bonus of $10,000 upon execution of the employment agreement;

•

options to purchase 15,000 shares of common stock for $10.00 per share. The option award agreement provides that one-third of the options will vest on each of the first three anniversaries of the opening date of the bank;

•	participate in our retirement, welfare and other benefit programs; and

•	reimbursement for travel and business expenses.

Pursuant to the terms of his employment agreement, Mr. Koncerak is prohibited from disclosing our trade secrets or confidential information. During the term of his employment and for a period of 12 months thereafter, Mr. Koncerak may not, subject to limited exceptions (a) compete with us by forming, serving as a organizer, director or officer of, or acquiring or maintaining an ownership interest in, a banking or financial services business located anywhere within 75 miles of our principal executive offices, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business.

If we terminate Mr. Koncerak’s employment without cause or if Mr. Koncerak terminates his employment for good reason, as defined in the employment agreement, we will continue to pay his then base salary for the remaining term of the agreement. In addition, following a change of control, Mr. Koncerak will be entitled to severance equal to 12 months of his then base salary plus any bonus received by Mr. Koncerak during the 12 months preceding the change of control.

2008 Stock Incentive Plan

On March 27, 2008, our board of directors approved the Touchmark Bancshares, Inc. 2008 Stock Incentive Plan, under which we can award stock options and restricted stock to our employees and directors. The purpose of the plan is to advance our interests and the interests of our shareholders through awards that give employees and directors a personal stake in our long-term financial growth. We also believe that stock options and restricted stock help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests.

The plan authorizes the grant to our employees and directors (including employees and directors of the bank) of stock options and restricted stock for up to 191,000 shares of common stock, subject to adjustment upon changes in capitalization. Under the plan, we may grant either incentive stock options, nonqualified stock options or restricted stock. The plan is administered by our compensation committee. All awards made under the plan must be approved by the majority vote of our board of directors. Our compensation committee will recommend the persons who will receive awards, and determine exercise prices, vesting requirements, the term of and the number of shares covered by each award, and the form of the award to be granted, all subject to board approval. Our compensation committee will also recommend the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable. Any restricted stock granted under the plan will be subject to a restriction period commencing on the date of grant of the award and ending on such date or upon the achievement of such performance or other criteria as we shall determine. Awards may be granted to our employees and directors who share the responsibility for the management and growth of our business or who, in the opinion of the committee, provide services yielding significant benefits to us. However, only our employees are eligible to receive incentive stock options under the plan. Unless otherwise provided in an award agreement, in the event of a change of control of the company, as defined in the plan, the vesting of any outstanding awards granted under the plan will be accelerated and all such awards will be fully exercisable or fully vested, as the case may be.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/ Warrants (#) Exercisable	Number of Securities Underlying Unexercised Options/ Warrants (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option/ Warrant Exercise Price ($)	Option/ Warrant Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
William R. Short	-	34,704	[1]	-	$10.00	1/28/2018
	20,000	-		-	$10.00	1/28/2018
Robert D. Koncerak	-	22,500	[1]	-	$10.00	1/28/2018
James E. LeBow	-	11,250	[1]	-	$10.00	1/28/2018

1One third of the options became exercisable on January 28, 2009 and one third of the options become exercisable on each of January 28, 2010 and January 28, 2011.

Director Compensation Table

The following table provides certain information concerning compensation for each director during the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option/ Warrants Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
J. Egerton Burroughs	-	-	$60,200	-	-	-	$60,200
J. William Butler	-	-	$60,200	-	-	-	$60,200
Daniel B. Cowart	-	-	$60,200	-	-	-	$60,200
Barry A. Culbertson	-	-	$60,200	-	-	-	$60,200
Howard R. Greenfield	-	-	$60,200	-	-	-	$60,200
Yuling R. Hayter	-	-	$60,200	-	-	-	$60,200
John L. Johnson	-	-	$60,200	-	-	-	$60,200
Daniel J. Kaufman	-	-	$60,200	-	-	-	$60,200
Moon K. Kim(2)	-	-	$60,200	-	-	-	$60,200
C. Hiluard Kitchens, Jr.	-	-	$60,200	-	-	-	$60,200
Sudhirkumar C. Patel	-	-	$60,200	-	-	-	$60,200
Thomas E. Persons, Sr.	-	-	$71,078	-	-	-	$71,078
Mukund C. Raja	-	-	$4,018	-	-	-	$4,018
Hasmukh P. Rama	-	-	$60,200	-	-	-	$60,200
J.J. Shah	-	-	$75,250	-	-	-	$75,250
Meena J. Shah	-	-	$75,250	-	-	-	$75,250
Bobby G. Williams	-	-	$71,078	-	-	-	$71,078
Vivian A. Wong	-	-	$71,078	-	-	-	$71,078

(1) William R. Short, who is a member of our board of directors, has been omitted from this table since he receives no compensation for serving on our board of directors.

(2)	Mr. Kim resigned from our board of directors effective December 17, 2008.

(3) Refer to “Notes to Consolidated Financial Statements – Stock Based Compensation” included in our Annual Report on Form 10-K filed on March 31, 2009 for the relevant assumptions used to determine the valuation of our option and warrant awards.

Discussion of Director Compensation

Our bylaws permit our directors to receive reasonable compensation as determined by a resolution of our board of directors. We did not pay any directors’ fees during the fiscal year ended December 31, 2007, although our directors did receive organizers warrants upon the opening of the bank in 2008. We may, pursuant to our bylaws, begin to compensate our directors at some time in the future.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

In 2007, we entered into, and paid fee pursuant to, a consulting agreement with Interstate Brokers to provide consulting services, in the amount of $125,000, in connection with regulatory matters related to us and the bank. Interstate Brokers is a business interest of one of our directors, John L. Johnson.

We are leasing the site for a branch office to be located at Suite C-121, 6100 Peachtree Road, Doraville, Georgia 30341, from a business interest owned by two of our directors, J. William Butler and Daniel B. Cowart. The term of the lease is 60 months and the lease payments are $11,280 per month.

On December 7, 2007, we purchased 9.7 acres of land on Satellite Boulevard near I-85 in Duluth, Georgia for approximately $2.3 million. This location may be the site of our future main office, which we expect to open during our third year of operations. We acquired this site by virtue of an option, assigned at par, from an investment company which is a business interest of one of the directors, J. William Butler.

AUDIT COMMITTEE REPORT

Our audit committee is composed of independent directors as required by and in compliance with the rules of the SEC. Our audit committee operates pursuant to a written charter adopted by our board of directors.

Our audit committee is responsible for overseeing our financial reporting process on behalf of our board of directors. Our management has the primary responsibility for our financial reporting process, principles and internal controls as well as preparation of our financial statements. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

Our audit committee has reviewed and discussed our audited financial statements as of and for the year ended December 31, 2008 with management and the independent auditors. Our audit committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. The independent auditors have provided to our audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence), as currently in effect, and our audit committee has also considered whether the independent auditors’ provision of information technology and other non-audit services to us is compatible with maintaining the auditors’ independence. Our audit committee has concluded that the independent auditors are independent from us and our management.

Based on the reports and discussions described above, our audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Daniel J. Kaufman, Chairman

Yuling R. Hayter, Vice- Chairman

John L. Johnson

Sudhirkumar C. Patel

Thomas E. Persons, Sr.

Meena J. Shah

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Mauldin & Jenkins, LLC served as our independent auditors for the fiscal year ended December 31, 2008 and has been selected to serve as our independent auditors for the 2009 fiscal year. Representatives of Mauldin & Jenkins, LLC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Principal Accountant Fees and Services.

The following table shows the aggregate fees for professional services rendered to us by our independent auditors, Mauldin & Jenkins, LLC, for the years ended December 31, 2008 and 2007. No fees were paid for tax services or any other services except as described below.

	2008		2007
Audit Fees		$102,966	$15,791
Audit-Related Fees		$—	$7,296
Tax Fees		$500	$—
All Other Fees	$		$—
Total		$103,466	$23,087

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included in our quarterly reports, or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees. These services principally related to the audit of the development stage financial statements and procedures related to filing our Registration Statement on Form SB-2 with the SEC.

Tax Fees. This category includes the aggregate fees billed for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

Oversight of Accountants and Audit Committee Pre-Approval Policy

Under the provisions of its charter, our audit committee is responsible for the retention, compensation and oversight of the work of the independent auditors. The charter provides that the audit committee must pre-approve the fees paid for the audit. The policy specifically prohibits certain non-audit services that are prohibited by securities laws from being provided by an independent auditor. All of the accounting services and fees reflected in the table above were reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, is available to shareholders who make written request to our chief financial officer at 3740 Davinci Court, Suite 150, Norcross, Georgia 30092. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request.

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement and proxy for our 2010 annual meeting of shareholders, shareholder proposals must be submitted in writing to our Secretary, 3740 Davinci Court, Suite 150, Norcross, Georgia 30092 and received at this address by December 31, 2009. If we receive notice after March 6, 2010 of a shareholder’s intent to present a proposal at our 2010 annual meeting of shareholders, we will have the right to exercise discretionary voting authority with respect to any such proposal if presented at the 2010 annual meeting.

OTHER MATTERS

Our board of directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment of what is in our best interest.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

Vote on Directors	For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

(1) To elect Thomas E. Persons, Sr., J. Egerton Burroughs, Howard Greenfield, Mukund C. Raja, Hasmukh P. Rama and William R. Short to serve until the 2012 Annual Meeting of Shareholders.	☐	☐	☐

Vote on Proposal	For	Against	Abstain

(2) To ratify the appointment of Maudlin & Jenkins, LLC as the independent registered public accounting firm for the fiscal year 2009.	☐	☐	☐

(3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TOUCHMARK BANCSHARES, INC.

3740 Davinci Court, Suite 150

Norcross, Georgia 30092

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints William R. Short and Daniel J. Kaufman, or either of them, with power of substitution to each, as proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of TOUCHMARK BANCSHARES, INC. to be held on May 20, 2009 at 2:00 p.m. at The 1818 Club, 6500 Sugarloaf Parkway, Duluth, Georgia 30097.

PLEASE COMPLETE THE REVERSE SIDE OF THIS PROXY AND RETURN THIS PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.